EXHIBIT 99.1

H2O America Announces First Quarter 2026 Financial Results
•First quarter 2026 reported diluted EPS of $0.49 and adjusted diluted EPS (non-GAAP)1 of $0.50, consistent with reported and adjusted diluted EPS in the first quarter of 2025
•Reiterate 2026 standalone adjusted diluted EPS guidance of $3.08-3.181 (excludes the impacts of the pending Quadvest acquisition and the financing thereof)
•Reiterate long-term adjusted diluted EPS CAGR target of 6-8%; expect to deliver a non-linear CAGR at or above the top end of the 6-8% range over the 2026-30 period (includes the impacts of the pending Quadvest and Cibolo Valley acquisitions and the financing thereof)
•No change to our 2026 capital expenditure budget of $483 million (excludes the impact of Quadvest) or our $2.7 billion plan over the 2026-30 period (includes Quadvest)
•Quadvest approval process underway; anticipate closing during the second half of 2026; active Quadvest connections up 5%, or 2,800, from year-end 2025 while the backlog grew 6%, or 5,000 connections
•Declared $0.44 cash dividend per share of common stock
SAN JOSE, Calif. — April 28, 2026 — H2O America (NASDAQ: HTO) today reported financial results for the first quarter of 2026.
"Our strong first quarter of 2026 results were consistent with our internal expectations and reflective of the positive regulatory outcomes our team has achieved in recent years," said chair and chief executive officer, Andrew F. Walters. "We made progress executing on our planned $483 million of infrastructure investments in 2026 needed to continue to provide the high quality, reliable service that our customers deserve. Longer-term, we remain steadfast in our commitment to deliver on the 2026-30 financial plan that we rolled out at the end of February, including achieving a 5-year EPS CAGR at or above the top end of our 6-8% target, while continuing to work constructively with regulators and legislators in all four of our states to recover critical water infrastructure investments made. Further, the $700 million equity raise that we completed in early March, which included a $400 million forward component, addresses our forecasted equity needs through 2027. Based on these accomplishments, I believe our company is poised for long-term success."
First Quarter 2026 Operating Results
Net income prepared in accordance with GAAP for the first quarter ended March 31, 2026 was $19.0 million, a 15% increase compared to $16.6 million in the same quarter last year. GAAP diluted EPS for the quarter of $0.49 was unchanged versus $0.49 in the prior year quarter.
Adjusting for merger and acquisition activities and real estate transactions, H2O America's adjusted net income (non-GAAP) in the first quarter of 2026 was $19.4 million, an increase of 16% compared to $16.7 million in the prior year quarter. Adjusted diluted EPS (non-GAAP) for the quarter of $0.50 was unchanged versus $0.50 in the prior year quarter.
The difference between GAAP net income and adjusted net income for the quarter ended March 31, 2026 was due to expenses incurred for merger and acquisition activities of $0.5 million, net of tax and gain on the real estate transactions of $0.1 million. A full reconciliation of GAAP net income to adjusted net income for the quarter ended March 31, 2026 is included in the tables at the end of this news release.
Operating revenue for the first quarter was $183.3 million, compared to $167.6 million for the same quarter last year, a 9% increase. The increase was driven primarily by rate increases of $11.8 million, primarily in California, Connecticut, and Texas as well as higher customer usage of $2.0 million.
Operating expenses for the first quarter were $145.9 million, up 11% compared to $131.7 million for the same quarter last year. This change in operating expenses primarily reflects:
•An increase in water production expenses of $7.5 million compared to the same quarter last year primarily attributable to increases in average per unit costs for purchased water and groundwater extraction, higher customer usage, and increases in water production balancing and memorandum accounts primarily relating to the Full Cost Balancing Account ("FCBA") partially offset by decreases in costs as a result of increased availability of surface water; and

•An increase in other operating expenses of $6.7 million compared to the same quarter last year primarily due to increases in depreciation and amortization for new utility plant placed in service, increased maintenance, employee-related costs and higher non-labor administrative and general expenses.
The effective consolidated income tax rates for the first quarter of 2026 and 2025 were approximately 15% and 17%, respectively. The lower effective tax rate for the three months ended March 31, 2026 was primarily due to higher flow through tax benefits.
Capital Expenditures
Through March 31, 2026, H2O America has invested $85.3 million2 in infrastructure.
We continue to plan to invest $483 million2 in capital for the full year 2026 (excluding the impact of Quadvest) and a total of $2.7 billion2 over the 2026-30 period (including the impacts of Quadvest and Cibolo Valley) to build and maintain our water and wastewater operations, subject to regulatory approvals and availability of funding.
Quadvest Acquisition Update
Texas Water Company (TWC) and Texas Water Operation Services continue to progress through the regulatory process for their previously announced $540 million acquisition of Quadvest.
Earlier this month, the Public Utility Commission of Texas (PUCT) deemed the Sale-Transfer-Merger (STM) application administratively complete. The STM application requests approval of TWC’s acquisition of the Quadvest, L.P. assets and certification of the value of the ratemaking rate base, as determined in accordance with Texas’ fair market value (FMV) statute, at TWC’s $483.6 million purchase price. Once TWC issues all required public notices and files proof with the commission, the PUCT's 120-day approval process will commence, however, that timeframe may be extended if Staff or the Office of Public Utility Counsel (OPUC) requests a hearing and/or timeline extensions.
We anticipate closing the transaction during the second half of 2026.
Quadvest continues to achieve its anticipated customer growth. Total active connections grew 5%, or 2,800 connections, during the first three months of 2026 after growing 16%, or 7,400 connections, in 2025. This brings Quadvest's total active connections to 57,200 as of March 31, 2026. In addition, despite converting 2,800 connections to active, the backlog of connections under contract pending development grew by 5,000, to 92,000, since December 31, 2025. As previously communicated, we expect the addition of Quadvest to drive Texas from 8% of our consolidated customer base at year-end 2025 to 26% by 2029.
2026 and Long-Term EPS Guidance
The company affirms standalone 2026 adjusted diluted EPS guidance of $3.08-$3.181.
2026 guidance excludes the impacts of the pending Quadvest and Cibolo Valley acquisitions and the financing thereof, which are expected to be initially dilutive to EPS prior to our ability to implement new rates reflecting the ratemaking rate bases of the acquired assets resulting from a consolidated Texas general rate case that we expect to file in early 2027.
We also affirm our non-linear, long-term adjusted diluted EPS CAGR target to 6-8%, anchored off of 2025's adjusted diluted EPS of $2.99. The new long-term 6-8% CAGR target reflects a long-term, sustainable organic growth rate that is supported by elevated capital investment needs for decades to come and does not factor in any potential M&A opportunities beyond Quadvest and Cibolo Valley.
Further, we continue to expect to deliver a non-linear adjusted diluted EPS CAGR at or above the top end of the 6-8% range over the 2026-30 period.
Our guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the Forward-Looking Statements of this release and the Risk Factors section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.
Rate Activity and Regulatory Highlights
California
On April 10, 2026, San Jose Water Company ("SJWC") filed for cost recovery of its planned PFAS compliance program. Specifically, SJWC seeks authorization to design and construct an ion exchange PFAS remediation system at its Williams Station as well as to track the associated capital and operation and maintenance costs for recovery. SJWC estimates the total capital cost of the project to be approximately $176 million. If approved, SJWC would adjust rates via annual rate base filing offsets.

Connecticut
On January 22, 2026, Connecticut Water Company (CWC) submitted its first Water Quality and Treatment Adjustment (WQTA) application to recover the costs associated with in-progress or completed WQTA-eligible projects through a WQTA surcharge of $0.6 million, or 0.53%. On March 18,2026, PURA (Public Utilities Regulatory Authority) approved a WQTA charge of 0.50% that became effective April 1, 2026.
On January 26, 2026, CWC filed for a Water Infrastructure and Conservation Adjustment (WICA) increase of $2.7 million in annualized revenues for $25.7 million in completed projects. On March 25, 2026, PURA approved the filing in its entirety. The cumulative WICA surcharge as of April 1, 2026, is 9.90%, collecting $12.1 million on an annual basis.
On February 25, 2026, CWC filed its 2025 Water Revenue Adjustment (WRA) mechanism. The mechanism reconciles 2025 revenues as authorized in the CWC’s most recent rate case as well as provides for recovery of certain amounts of compensation expenses as the result of achieving the PURA prescribed performance metrics in our last general rate case. PURA approved the filing in its entirety on March 19, 2026. The 2026 WRA surcharge of 5.70% is effective for 12 months beginning April 1, 2026.
On March 13, 2026, CWC filed a letter of intent to file a general rate case application within the next 60 days. Per the letter, CWC plans to seek to increase annual revenues by approximately $26 million for the recovery of the approximately $129 million of infrastructure investments made between its last rate case and the end of 2026 as that investment is not reflected in current rates. The test year will be the 12-month period ending December 31, 2025, for new rates to become effective early 2027.
Maine
On January 13, 2026, the Maine Public Utilities Commission (MPUC) approved the stipulation reached between Maine Water Company (MWC) and the Office of Public Advocate in the rate unification proceeding. The stipulation enables the consolidation of MWC's 10 rate divisions into a single division on a revenue neutral basis. To limit effects on customers’ bills, a transition rate took effect on February 1, 2026 and will adjust over time through future rate filings until the uniform target rate is achieved. The stipulation also approves a needs-based financial assistance rate program compliant with recent water affordability legislation that was passed in Maine.
On February 27, 2026, MWC filed its first consolidated Water Infrastructure Charge (WISC) application requesting a $0.9 million increase. New rates are expected to go into effect during the second quarter of 2026.
On April 13, 2026, MWC filed its first consolidated general rate case with the MPUC requesting a $9.5 million increase in annual revenues for the recovery of an anticipated $36 million of infrastructure investments not reflected in current rates using a test year ending December 31, 2025. New rates are expected to go into effect by the second quarter of 2027.
Texas
On October 6, 2025, TWC filed an application with the PUCT to increase the system improvement charge (SIC) by $5.1 million for completed water and wastewater projects. A decision from the PUCT is expected in the second half of 2026.
On April 21, 2026, TWC filed the STM application for the acquisition of the Cibolo Valley wastewater treatment plant and associated collection systems, which serve more than 1,500 wastewater connections within TWC's existing water service area. We expect to close the transaction during the fourth quarter of 2026.
Dividend
On April 27, 2026, the Board of Directors of H2O America declared a quarterly cash dividend on common stock of $0.44 per share, payable on June 1, 2026, to shareholders of record at the close of business on May 11, 2026. The 2026 annualized dividend is expected to be $1.76 per share compared with $1.68 per share in 2025.
Dividends have been paid on H2O America’s and its predecessor’s common stock for more than 80 consecutive years, and the annual dividend amount has increased in each of the past 58 years, placing H2O America in an exclusive group of companies.
Financial Results Call Information
Andrew F. Walters, chair and chief executive officer, Ann P. Kelly, chief financial officer and treasurer, and Bruce A. Hauk, president and chief operating officer, will review results for the first quarter of 2026 along with discussing other recent developments in a live webcast presentation at 7 a.m. Pacific Time, or 10 a.m. Eastern Time, on Wednesday, April 29, 2026.
Interested parties may access the webcast and related presentation materials at the website www.h2o-america.com. An archive of the webcast will be available until July 29, 2026.

Non-GAAP Financial Measures
H2O America's net income and diluted EPS are prepared in accordance with GAAP and represent the earnings as reported to the Securities and Exchange Commission. Adjusted net income and Adjusted diluted EPS are non-GAAP financial measures representing GAAP earnings adjusted to exclude the effects of non-utility real estate transactions and costs associated with mergers and acquisition activities, if any. These non-GAAP financial measures are provided as additional information for investors to evaluate the performance of H2O America's business activities excluding these items. Management also believes these non-GAAP financial measures help investors and analysts better understand our actual results compared to our guidance on a non-GAAP basis. H2O America uses adjusted net income and/or adjusted diluted EPS as the primary performance measurements when communicating with analysts and investors regarding our outlook and results. Adjusted net income and Adjusted diluted EPS are also used internally to measure performance. However, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes. Further, these non-GAAP financial measures should be considered as a supplement to the financial information prepared on a GAAP basis rather than an alternative to the respective GAAP financial measures.
About H2O America
H2O America is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to over 1.6 million people. H2O America’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba The Texas Water Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. H2O America remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its stockholders. For more information about H2O America, please visit www.h2o-america.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws relating to future events and future results of H2O America and its subsidiaries that are based on current expectations, estimates, forecasts, and projections about H2O America and its subsidiaries and the industries in which H2O America and its subsidiaries operate and the beliefs and assumptions of the management of H2O America. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “estimates,” “anticipates,” “intends,” “seeks,” “plans,” “projects,” “may,” “should,” “will,” “approximately,” “strategy,” or the negative of those words or other comparable terminology. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.
The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the risks associated with the proposed Quadvest and Cibolo Valley transactions, including, the risk of the proposed transactions not closing on the anticipated timeline, or at all, the ability to obtain required regulatory approvals, and the ability to successfully integrate Quadvest’s and Cibolo Valley's operations and realize the projected financial and other benefits of the proposed transactions; (2) the effect of water, utility, environmental and other governmental policies and regulations, including regulatory actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures, PFAS and other decisions; (3) changes in demand for water and other services; (4) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (5) the effect of the impact of climate change; (6) unexpected costs, charges or expenses; (7) our ability to successfully evaluate investments in new business and growth initiatives; (8) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (9) the risk of work stoppages, strikes and other labor-related actions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (11) changes in general economic, political, legislative, business and financial market conditions; and (12) the ability to obtain financing on favorable terms, or at all (including the financing for the proposed transactions with Quadvest in a timely manner), which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions. The risks, uncertainties and other factors may cause the actual results, performance or achievements of H2O America to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Results for a quarter are not indicative of results for a full year due to seasonality and other factors. In addition, actual results, performance or achievements are subject to other risks and uncertainties that relate more broadly to our overall business, including those more fully described in our filings with the SEC, including our most recent reports on Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements are not guarantees of future performance, and speak only as of the date made, and

H2O America undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

H2O America Contacts:
Ann P. Kelly
Chief Financial Officer and Treasurer
408.385.4752
Ann.Kelly@H2O-America.com

Jonathan Reeder
Senior Director of Treasury and Investor Relations
475.414.1034
Jonathan.Reeder@H2O-America.com

______________________________
1    Adjusted net income and adjusted diluted EPS are non-GAAP financial measures as defined below. See the tables below for reconciliations to the most comparable GAAP measures. Information reconciling adjusted diluted EPS guidance to the comparable GAAP financial measure is unavailable to the company without unreasonable effort, as discussed below.

2     Includes both utility plant additions and capitalizable costs associated with cloud-computing arrangements.

H2O America
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except share and per share data)

	Three months ended March 31,
	2026	2025
Operating revenue	$183,293	167,599
Operating expense:
Production expenses:
Purchased water	26,945	25,953
Power	4,272	3,483
Groundwater extraction charges	23,209	18,291
Other production expenses	11,998	11,240
Total production expenses	66,424	58,967
Administrative and general	29,807	27,760
Maintenance	8,376	7,499
Property taxes and other non-income taxes	8,954	9,195
Depreciation and amortization	32,306	28,282
Total operating expense	145,867	131,703
Operating income	37,426	35,896
Other (expense) income:
Interest on long-term debt and other interest expense	(18,838)	(18,272)
Pension non-service credit	1,939	1,603
Other, net	1,879	795
Income before income taxes	22,406	20,022
Provision for income taxes	3,393	3,471
Net income	19,013	16,551
Comprehensive income	$19,013	16,551

Earnings per share
—Basic	$0.50	0.49
—Diluted	$0.49	0.49
Dividends per share	$0.44	0.42
Weighted average shares outstanding
—Basic	37,931,742	33,778,792
—Diluted	38,549,353	33,868,565

H2O America
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
Assets
Utility plant:
Land	$44,498	44,600
Depreciable plant and equipment	4,785,471	4,688,644
Construction work in progress	257,175	269,272
Intangible assets	51,683	51,683
Total utility plant	5,138,827	5,054,199
Less: accumulated depreciation and amortization	1,140,243	1,120,232
Net utility plant	3,998,584	3,933,967

Nonutility properties	2,166	1,683
Less: accumulated depreciation and amortization	104	103
Net nonutility properties	2,062	1,580

Current assets:
Cash and cash equivalents	153,008	20,686
Accounts receivable:
Customers, net of allowances for credit losses of $748 and $722 on March 31, 2026 and December 31, 2025, respectively	62,069	62,471
Income tax	1,520	2,720
Other	11,263	7,710
Accrued unbilled revenue	65,189	68,971
Prepaid expenses	14,747	11,634
Current regulatory assets	7,848	8,315
Other current assets	7,770	8,086
Total current assets	323,414	190,593
Other assets:
Regulatory assets, less current portion	246,540	246,547
Investments	20,243	19,711
Postretirement benefit plans	82,493	80,967
Goodwill	640,311	640,311
Other	39,657	35,890
Total other assets	1,029,244	1,023,426
Total assets	$5,353,304	5,149,566

H2O America
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
Capitalization and liabilities
Capitalization:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 41,839,540 on March 31, 2026 and 36,118,242 on December 31, 2025	$42	36
Additional paid-in capital	1,248,402	958,188
Retained earnings	584,171	581,080
Accumulated other comprehensive income	1,467	1,467
Total stockholders’ equity	1,834,082	1,540,771
Long-term debt, less current portion	1,865,513	1,866,819
Total capitalization	3,699,595	3,407,590

Current liabilities:
Lines of credit	5	86,834
Current portion of long-term debt	8,628	23,504
Accrued groundwater extraction charges, purchased water and power	27,931	29,321
Accounts payable	62,880	75,427
Accrued interest	22,904	18,241
Accrued payroll	11,608	19,109
Other current liabilities	26,092	20,942
Total current liabilities	160,048	273,378

Deferred income taxes	311,899	307,893
Advances for construction	210,813	201,413
Contributions in aid of construction	342,410	342,697
Postretirement benefit plans	45,849	45,878
Regulatory liabilities, less current portion	556,379	546,797
Other noncurrent liabilities	26,311	23,920
Commitments and contingencies
Total capitalization and liabilities	$5,353,304	5,149,566

H2O America
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	Three months ended March 31,
	2026	2025
Reported GAAP Net Income	$19,013	16,551
Adjustments:
(Gain)/loss on sale of real estate investments[1]	(172)	—
Expense for merger and acquisition activities[1]	730	254
Tax effect of above adjustments[2]	(156)	(71)
Adjusted Net Income (non-GAAP)	$19,415	16,734

Reported GAAP Diluted Earnings Per Share	$0.49	0.49
Adjustments:
(Gain)/loss on sale of real estate investments, net of tax	—	—
Expense for merger and acquisition activities, net of tax	0.01	0.01
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.50	0.50
1 Included in the "Administrative and general" and “Other, net” lines on the consolidated statements of comprehensive income.
2 The tax effect on all adjustments is calculated at the applicable statutory rate.